The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion dated September 21, 2018

Pricing supplement To prospectus dated April 5, 2018, prospectus supplement dated April 5, 2018, product supplement no. 4-I dated April 5, 2018 and underlying supplement no. 1-I dated April 5, 2018	Registration Statement Nos. 333-222672 and 333-222672-01 Dated September , 2018 Rule 424(b)(2)
JPMorgan Chase Financial Company LLC

Structured Investments

$

Auto Callable Contingent Interest Notes Linked to the Least Performing of the Nikkei 225 Index, the EURO STOXX 50® Index and the iShares® MSCI Emerging Markets ETF due September 28, 2020

Fully and Unconditionally Guaranteed by JPMorgan Chase & Co.

General

•	The notes are designed for investors who seek a Contingent Interest Payment with respect to each Review Date for which the closing value of each of the Nikkei 225 Index, the EURO STOXX 50® Index and the iShares® MSCI Emerging Markets ETF (in the case of any Review Date other than the final Review Date) or the Final Value of each Underlying (in the case of the final Review Date) is greater than or equal to 64.25% of its Initial Value, which we refer to as an Interest Barrier. Investors should be willing to forgo fixed interest and dividend payments, in exchange for the opportunity to receive Contingent Interest Payments.
•	Investors in the notes should be willing to accept the risk of losing some or all of their principal if a Trigger Event (as defined below) has occurred and the risk that no Contingent Interest Payment may be made with respect to some or all Review Dates. Contingent Interest Payments should not be viewed as periodic interest payments.
•	If the closing value of each Underlying is greater than or equal to its Interest Barrier on the final Review Date, investors will receive, in addition to the Contingent Interest Payment with respect to that Review Date, any previously unpaid Contingent Interest Payments for prior Review Dates.
•	The notes will be automatically called if the closing value of each Underlying on any Review Date (other than the final Review Date) is greater than or equal to its Initial Value. The earliest date on which an automatic call may be initiated is December 21, 2018.
•	The notes are unsecured and unsubordinated obligations of JPMorgan Chase Financial Company LLC, which we refer to as JPMorgan Financial, the payment on which is fully and unconditionally guaranteed by JPMorgan Chase & Co. Any payment on the notes is subject to the credit risk of JPMorgan Financial, as issuer of the notes, and the credit risk of JPMorgan Chase & Co., as guarantor of the notes.
•	The payment at maturity is not linked to a basket composed of the Underlyings. The payment at maturity is linked to the performance of each of the Underlyings individually, as described below.
•	Minimum denominations of $10,000 and integral multiples of $1,000 in excess thereof

Key Terms

Issuer:	JPMorgan Chase Financial Company LLC, an indirect, wholly owned finance subsidiary of JPMorgan Chase & Co.
Guarantor:	JPMorgan Chase & Co.
Indices:	The Nikkei 225 Index (Bloomberg ticker: NKY) and the EURO STOXX 50® Index (Bloomberg ticker: SX5E) ) (each, an “Index” and collectively, the “Indices”) and the iShares® MSCI Emerging Markets ETF (Bloomberg ticker: EEM) (the “Fund”) (each of the Indices and the Fund, an Underlying and, collectively, the “Underlyings”)
Contingent Interest Payments:

If the notes have not been automatically called and, with respect to any Review Date, the closing value of each Underlying (in the case of any Review Date other than the final Review Date) or the Final Value of each Underlying (in the case of the final Review Date) is greater than or equal to its Interest Barrier, you will receive on the applicable Interest Payment Date for each $1,000 principal amount note a Contingent Interest Payment equal to at least $17.50, plus any previously unpaid Contingent Interest Payments for any prior Review Dates.

The actual Contingent Interest Payment will be provided in the pricing supplement and will not be less than $17.50 per $1,000 principal amount note.

If the Contingent Interest Payment is not paid on any Interest Payment Date, that unpaid Contingent Interest Payment will be paid on a later Interest Payment Date if the closing value or Final Value, as applicable, of each Underlying on the Review Date related to that later Interest Payment Date is greater than or equal to its Interest Barrier.
You will not receive any unpaid Contingent Interest Payments if the closing value or Final Value, as applicable, of any Underlying on each subsequent Review Date is less than its Interest Barrier.

Interest Barrier / Trigger Level:	With respect to each Underlying, an amount that represents 64.25% of its Initial Value
Automatic Call:	If with respect to any Review Date (other than the final Review Date) the closing value of each Underlying is greater than or equal to its Initial Value, the notes will be automatically called for a cash payment, for each $1,000 principal amount note, equal to (a) $1,000 plus (b) the Contingent Interest Payment applicable to that Review Date plus (c) any previously unpaid Contingent Interest Payments for any prior Review Dates, payable on the applicable Call Settlement Date.
Payment at Maturity:

If, the notes have not been automatically called and a Trigger Event has not occurred, you will receive a cash payment at maturity, for each $1,000 principal amount note, equal to (a) $1,000 plus (b) the Contingent Interest Payment applicable to the final Review Date plus (c) any previously unpaid Contingent Interest Payments for any prior Review Dates.

If the notes have not been automatically called and a Trigger Event has occurred, at maturity you will lose 1% of the principal amount of your notes for every 1% that the Final Value of the Least Performing Underlying is less than its Initial Value. Under these circumstances, your payment at maturity per $1,000 principal amount note will be calculated as follows:

$1,000 + ($1,000 × Least Performing Underlying Return)

If the notes have not been automatically called and a Trigger Event has occurred, you will lose more than 35.75% of your principal amount at maturity and could lose up to the entire principal amount of your notes at maturity.

Trigger Event:	A Trigger Event occurs if the Final Value (i.e., the arithmetic average of the closing values on the Ending Averaging Dates) of any Underlying is less than its Trigger Level.
Pricing Date:	On or about September 21, 2018
Original Issue Date:	On or about September 26, 2018 (Settlement Date)
Review Dates†:	December 21, 2018, March 22, 2019, June 21, 2019, September 24, 2019, December 23, 2019, March 23, 2020, June 22, 2020 and September 23, 2020 (the “final Review Date”)
Ending Averaging Dates†:	September 15, 2020, September 16, 2020, September 17, 2020, September 18, 2020 and the final Review Date
Interest Payment Dates†:	December 27, 2018, March 27, 2019, June 26, 2019, September 27, 2019, December 27, 2019, March 26, 2020, June 25, 2020 and the Maturity Date
Call Settlement Date†:	If the notes are automatically called on any Review Date (other than the final Review Date), the first Interest Payment Date immediately following that Review Date
Maturity Date†:	September 28, 2020
CUSIP:	48130UMJ1
Other Key Terms:	See “Additional Key Terms” in this pricing supplement
†	Subject to postponement in the event of certain market disruption events and as described under “General Terms of Notes — Postponement of a Determination Date — Notes Linked to Multiple Underlyings” and “General Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement

Investing in the notes involves a number of risks. See “Risk Factors” beginning on page PS-10 of the accompanying product supplement, “Risk Factors” beginning on page US-1 of the accompanying underlying supplement and “Selected Risk Considerations” beginning on page PS-6 of this pricing supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, underlying supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public (1)	Fees and Commissions (2)	Proceeds to Issuer
Per note	$1,000	$	$
Total	$	$	$
(1)	See “Supplemental Use of Proceeds” in this pricing supplement for information about the components of the price to public of the notes.
(2)	J.P. Morgan Securities LLC, which we refer to as JPMS, acting as agent for JPMorgan Financial, will pay all of the selling commissions it receives from us to other affiliated or unaffiliated dealers. In no event will these selling commissions exceed $15.00 per $1,000 principal amount note. See “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.

If the notes priced today, the estimated value of the notes would be approximately $969.50 per $1,000 principal amount note. The estimated value of the notes, when the terms of the notes are set, will be provided in the pricing supplement and will not be less than $960.00 per $1,000 principal amount note. See “The Estimated Value of the Notes” in this pricing supplement for additional information.

The notes are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, and are not obligations of, or guaranteed by, a bank.

Additional Terms Specific to the Notes

You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to their issuance. In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes, in which case we may reject your offer to purchase.

You should read this pricing supplement together with the accompanying prospectus, as supplemented by the accompanying prospectus supplement relating to our Series A medium-term notes, of which these notes are a part, and the more detailed information contained in the accompanying product supplement and the accompanying underlying supplement. This pricing supplement, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in the “Risk Factors” sections of the accompanying product supplement and the accompanying underlying supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement no. 4-I dated April 5, 2018: http://www.sec.gov/Archives/edgar/data/19617/000095010318004519/dp87528_424b2-ps4i.pdf
•	Underlying supplement no. 1-I dated April 5, 2018:| http://www.sec.gov/Archives/edgar/data/19617/000095010318004514/crt_dp87766-424b2.pdf
•	Prospectus supplement and prospectus, each dated April 5, 2018: http://www.sec.gov/Archives/edgar/data/19617/000095010318004508/dp87767_424b2-ps.pdf

Our Central Index Key, or CIK, on the SEC website is 1665650, and JPMorgan Chase & Co.’s CIK is 19617. As used in this pricing supplement, “we,” “us” and “our” refer to JPMorgan Financial.

Additional Key Terms

Underlying Return:	With respect to each Underlying: (Final Value – Initial Value) Initial Value
Initial Value:	With respect to each Underlying, the closing value of that Underlying on the Pricing Date
Final Value:	With respect to each Underlying, the arithmetic average of the closing values of that Underlying on the Ending Averaging Dates
Least Performing Underlying:	The Underlying with the Least Performing Underlying Return
Least Performing Underlying Return:	The lowest of the Underlying Returns of the Underlyings
Share Adjustment Factor:	The Share Adjustment Factor is referenced in determining the closing price of one share of the Fund and is set initially at 1.0 on the Pricing Date. The Share Adjustment Factor is subject to adjustment upon the occurrence of certain events affecting the Fund. See “The Underlyings — Funds — Anti-Dilution Adjustments” in the accompanying product supplement for further information.

JPMorgan Structured Investments — Auto Callable Contingent Interest Notes Linked to the Least Performing of the Nikkei 225 Index, the EURO STOXX 50®Index and the iShares®MSCI Emerging Markets ETF	PS-1

What Are the Payments on the Notes, Assuming a Range of Performances for the Least Performing Underlying?

If the notes have not been automatically called and, with respect to any Review Date, the closing value of each Underlying (in the case of any Review Date other than the final Review Date) or the Final Value of each Underlying (in the case of the final Review Date) is greater than or equal to its Interest Barrier, you will receive on the applicable Interest Payment Date for each $1,000 principal amount note a Contingent Interest Payment equal to at least $17.50 plus any previously unpaid Contingent Interest Payments for any prior Review Dates. The actual Contingent Interest Payment will be provided in the pricing supplement and will not be less than $17.50 per $1,000 principal amount note. If the notes have not been automatically called and, with respect to any Review Date, the closing value of any Underlying (in the case of any Review Date other than the final Review Date) or the Final Value of any Underlying (in the case of the final Review Date) is less than its Interest Barrier, no Contingent Interest Payment will be made with respect to that Review Date. We refer to the Interest Payment Date immediately following any Review Date on which the closing value of any Underlying is less than its Interest Barrier as a “No-Coupon Date.” The following table assumes a Contingent Interest Payment of $17.50 and illustrates the hypothetical total Contingent Interest Payments per $1,000 principal amount note over the term of the notes depending on how many No-Coupon Dates occur.

Number of No-Coupon Dates	Total Contingent Coupon Payments
0 No-Coupon Date	$140.00
1 No-Coupon Date	$122.50
2 No-Coupon Dates	$105.00
3 No-Coupon Dates	$87.50
4 No-Coupon Dates	$70.00
5 No-Coupon Dates	$52.50
6 No-Coupon Dates	$35.00
7 No-Coupon Dates	$17.50
8 No-Coupon Dates	$0.00

The following table illustrates the hypothetical payments on the notes in different hypothetical scenarios. Each hypothetical payment set forth below assumes that the Least Performing Underlying is the EURO STOXX 50®Index and that the closing value of each of the other Underlying on each Review Date is greater than or equal to its Initial Value (and therefore its Interest Barrier and Trigger Level). We make no representation or warranty as to which of the Indices will be the Least Performing Underlying for purposes of calculating your actual payment at maturity, if any, or as to what the closing value of any Underlying will be on any Review Date. In addition, the following table and examples assume an Initial Value for the Least Performing Underlying of 3,400, an Interest Barrier and a Trigger Level for the Least Performing Underlying of 2,184.50 (equal to 64.25% of the hypothetical Initial Value) and a Contingent Interest Payment of $17.50. The actual Contingent Interest Payment will be provided in the pricing supplement and will not be less than $17.50 per $1,000 principal amount note. Each hypothetical payment set forth below is for illustrative purposes only and may not be the actual payment applicable to a purchaser of the notes. The numbers appearing in the following table and examples have been rounded for ease of analysis.

JPMorgan Structured Investments — Auto Callable Contingent Interest Notes Linked to the Least Performing of the S&P 500®Index, the Russell 2000®Index and the S&P®Banks Select IndustryTM Index	PS-2

	Review Dates Prior to the Final Review Date		Final Review Date
Closing Value of the Least Performing Underlying	Least Performing Underlying Appreciation / Depreciation at Review Date	Payment on Interest Payment Date or Call Settlement Date (1)(2)	Final Value of the Least Performing Underlying (3)	Least Performing Underlying Return	Payment at Maturity If a Trigger Event Has Not Occurred (2)(4)	Payment at Maturity If a Trigger Event Has Occurred (4)
6,120.00	80.00%	$1,017.50	6,120.00	80.00%	$1,017.50	N/A
5,780.00	70.00%	$1,017.50	5,780.00	70.00%	$1,017.50	N/A
5,440.00	60.00%	$1,017.50	5,440.00	60.00%	$1,017.50	N/A
5,100.00	50.00%	$1,017.50	5,100.00	50.00%	$1,017.50	N/A
4,760.00	40.00%	$1,017.50	4,760.00	40.00%	$1,017.50	N/A
4,420.00	30.00%	$1,017.50	4,420.00	30.00%	$1,017.50	N/A
4,080.00	20.00%	$1,017.50	4,080.00	20.00%	$1,017.50	N/A
3,910.00	15.00%	$1,017.50	3,910.00	15.00%	$1,017.50	N/A
3,740.00	10.00%	$1,017.50	3,740.00	10.00%	$1,017.50	N/A
3,570.00	5.00%	$1,017.50	3,570.00	5.00%	$1,017.50	N/A
3,400.00	0.00%	$1,017.50	3,400.00	0.00%	$1,017.50	N/A
3,230.00	-5.00%	$17.50	3,230.00	-5.00%	$1,017.50	N/A
3,060.00	-10.00%	$17.50	3,060.00	-10.00%	$1,017.50	N/A
2,720.00	-20.00%	$17.50	2,720.00	-20.00%	$1,017.50	N/A
2,380.00	-30.00%	$17.50	2,380.00	-30.00%	$1,017.50	N/A
2,184.50	-35.75%	$17.50	2,184.50	-35.75%	$1,017.50	N/A
2,184.16	-35.76%	N/A	2,184.16	-35.76%	N/A	$642.40
2,040.00	-40.00%	N/A	2,040.00	-40.00%	N/A	$600.00
1,700.00	-50.00%	N/A	1,700.00	-50.00%	N/A	$500.00
1,360.00	-60.00%	N/A	1,360.00	-60.00%	N/A	$400.00
1,020.00	-70.00%	N/A	1,020.00	-70.00%	N/A	$300.00
680.00	-80.00%	N/A	680.00	-80.00%	N/A	$200.00
340.00	-90.00%	N/A	340.00	-90.00%	N/A	$100.00
0.00	-100.00%	N/A	0.00	-100.00%	N/A	$0.00

(1) The notes will be automatically called if the closing value of each Underlying on any Review Date (other than the final Review Date) is greater than or equal to its Initial Value.

(2) You will receive a Contingent Interest Payment in connection with a Review Date if the closing value of each Underlying on that Review Date (in the case of any Review Date other than the final Review Date) or the Final Value of each Underlying (in the case of the final Review Date) is greater than or equal to its Interest Barrier plus any previously unpaid Contingent Interest Payments for any prior Review Dates. The applicable amount shown in the table above does not include any previously unpaid Contingent Interest Payments that may be payable on the applicable Interest Payment Date.

(3) With respect to each Underlying, the Final Value is equal to the arithmetic average of the closing values of that Underlying on the Ending Averaging Dates.

(4) A Trigger Event occurs if the Final Value (i.e., the arithmetic average of the closing values on the Ending Averaging Dates) of any Underlying is less than its Trigger Level.

Hypothetical Examples of Amounts Payable on the Notes

The following examples illustrate how payments on the notes in different hypothetical scenarios are calculated.

Example 1: The level of the Least Performing Underlying increases from its Initial Value of 3,400 to a closing value of 3,740 on the first Review Date. Because the closing value of the Least Performing Underlying on the first Review Date is greater than its Interest Barrier, the investor is entitled to receive a Contingent Interest Payment in connection with the that Review Date. In addition, because the closing value of the Least Performing Underlying on the first Review Date is greater than its Initial Value, the notes are automatically called. Accordingly, the investor receives a payment of $1,017.50 per $1,000 principal amount note on the relevant Call Settlement Date, consisting of a Contingent Interest Payment of $17.50 per $1,000 principal amount note and repayment of principal equal to $1,000 per $1,000 principal amount note. No further payments will be made on the notes.

Example 2: A Contingent Interest Payment is not paid in connection with the first Review Date but is paid in connection with the second Review Date, the closing value of the Least Performing Underlying is less than its Initial Value of 3,400 on each of the Review Dates preceding the third Review Date and the level of the Least Performing Underlying increases from its Initial Value of 3,400 to a closing value of 3,740 on the third Review Date. The investor receives a payment of $35 per $1,000 principal amount note in connection with the second Review Date (reflecting the Contingent Interest Payment for the second Review Date and the unpaid Contingent Interest Payment for the first Review Date), but the notes are not automatically called on any of the Review Dates preceding the third Review Date because the closing value of the Least Performing Underlying is less than its Initial Value on each of the Review Dates preceding the third Review Date. Because the closing value of the Least Performing Underlying on the third Review Date is greater than its Interest Barrier, the investor is entitled to receive a Contingent Interest Payment in connection with the third Review Date. In addition, because the closing value of the Least Performing Underlying on the third Review Date is greater than its Initial Value, the notes are automatically called. Accordingly, the investor receives a payment of $1,017.50 per $1,000 principal

JPMorgan Structured Investments — Auto Callable Contingent Interest Notes Linked to the Least Performing of the Nikkei 225 Index, the EURO STOXX 50®Index and the iShares®MSCI Emerging Markets ETF	PS-3

amount note on the relevant Call Settlement Date, consisting of a Contingent Interest Payment of $17.50 per $1,000 principal amount note and repayment of principal equal to $1,000 per $1,000 principal amount note. As a result, the total amount paid on the notes over the term of the notes is $1,052.50 per $1,000 principal amount note. No further payments will be made on the notes.

Example 3: The notes have not been automatically called prior to maturity, Contingent Interest Payments are paid in connection with each of the Review Dates preceding the final Review Date and the level of the Least Performing Underlying increases from the Initial Value of 3,400 to an Final Value of 3,740 — A Trigger Event has not occurred. The investor receives a payment of $17.50 per $1,000 principal amount note in connection with each of the Review Dates preceding the final Review Date. Because the notes have not been automatically called prior to maturity and a Trigger Event has not occurred, the investor receives at maturity a payment of $1,017.50 per $1,000 principal amount note. This payment consists of a Contingent Interest Payment of $17.50 per $1,000 principal amount note and repayment of principal equal to $1,000 per $1,000 principal amount note. The total amount paid on the notes over the term of the notes is $1,140 per $1,000 principal amount note. This represents the maximum total payment an investor may receive over the term of the notes.

Example 4: The notes have not been automatically called prior to maturity, a Contingent Interest Payment is paid in connection with the second Review Date but not paid in connection with the first or third through seventh Review Dates and the level of the Least Performing Underlying decreases from the Initial Value of 3,400 to an Final Value of 2,184.50 — A Trigger Event has not occurred. The investor receives a payment of $35 per $1,000 principal amount note in connection with the second Review Date (reflecting the Contingent Interest Payment for the second Review Date and the unpaid Contingent Interest Payment for the first Review Date). Because the notes have not been automatically called prior to maturity and a Trigger Event has not occurred, even though the Final Value of the Least Performing Underlying is less than its Initial Value, the investor receives at maturity a payment of $1,105 per $1,000 principal amount note. This payment consists of Contingent Interest Payments of $105 per $1,000 principal amount note (reflecting the Contingent Interest Payment for the final Review Date and the unpaid Contingent Interest Payment for the third through seventh Review Dates) and repayment of principal equal to $1,000 per $1,000 principal amount note. The total amount paid on the notes over the term of the notes is $1,140 per $1,000 principal amount note. This represents the maximum total payment an investor may receive over the term of the notes.

Example 5: The notes have not been automatically called prior to maturity, Contingent Interest Payments are paid in connection with each of the Review Dates preceding the final Review Date and the level of the Least Performing Underlying decreases from the Initial Value of 3,400 to an Final Value of 1,360 — A Trigger Event has occurred. The investor receives a payment of $17.50 per $1,000 principal amount note in connection with each of the Review Dates preceding the final Review Date. Because the notes have not been automatically called prior to maturity, a Trigger Event has occurred and the Least Performing Underlying Return is -60%, the investor receives at maturity a payment of $400 per $1,000 principal amount note, calculated as follows:

$1,000 + ($1,000 × -60%) = $400

The total amount paid on the notes over the term of the notes is $522.50 per $1,000 principal amount note.

Example 6: The notes have not been automatically called prior to maturity, no Contingent Interest Payments are paid in connection with the Review Dates preceding the final Review Date and the level of the Least Performing Underlying decreases from the Initial Value of 3,400 to an Final Value of 1,020 — A Trigger Event has occurred. Because the notes have not been automatically called prior to maturity, no Contingent Interest Payments are paid in connection with the Review Dates preceding the final Review Date, a Trigger Event has occurred and the Least Performing Underlying Return is -70%, the investor receives no payments over the term of the notes, other than a payment at maturity of $300 per $1,000 principal amount note, calculated as follows:

$1,000 + ($1,000 × -70%) = $300

The hypothetical payments on the notes shown above apply only if you hold the notes for their entire term or until automatically called. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical payments shown above would likely be lower.

Selected Purchase Considerations

•	CONTINGENT INTEREST PAYMENTS — The notes offer the potential to earn a Contingent Interest Payment in connection with each Review Date of at least $17.50* per $1,000 principal amount note. If the notes have not been automatically called and, with respect to any Review Date, the closing value of each Underlying (in the case of any Review Date other than the final Review Date) or the Final Value of each Underlying (in the case of the final Review Date) is greater than or equal to its Interest Barrier, you will receive a Contingent Interest Payment on the applicable Interest Payment Date plus any previously unpaid Contingent Interest Payments for any prior Review Dates. If the notes have not been automatically called and, with respect to any Review Date, the closing value of any Underlying (in the case of any Review Date other than the final Review Date) or the Final Value of any Underlying (in the case of the final Review Date) is less than its Interest Barrier, no Contingent Interest Payment will be made with respect to that Review Date. You will not receive any unpaid Contingent Interest Payments if the closing value or Final Value, as applicable, of any Underlying on each subsequent Review Date is less than its Interest Barrier. If the closing value of any Underlying on each Review Date is less than its Interest Barrier, you will not receive any Contingent Interest Payments over the term of the notes. If payable, a Contingent Interest Payment will be made to the holders of record at the close of business on the business day immediately preceding the applicable Interest Payment Date. Because the notes are our unsecured and unsubordinated obligations, the payment of which is fully and

JPMorgan Structured Investments — Auto Callable Contingent Interest Notes Linked to the Least Performing of the S&P 500®Index, the Russell 2000®Index and the S&P®Banks Select IndustryTM Index	PS-4

unconditionally guaranteed by JPMorgan Chase & Co., payment of any amount on the notes is subject to our ability to pay our obligations as they become due and JPMorgan Chase & Co.’s ability to pay its obligations as they become due.

* The actual Contingent Interest Payment will be provided in the pricing supplement and will not be less than $17.50 per $1,000 principal amount note.

•	POTENTIAL EARLY EXIT AS A RESULT OF THE AUTOMATIC CALL FEATURE — If the closing value of each Underlying on any Review Date (other than the final Review Date) is greater than or equal to its Initial Value, your notes will be automatically called prior to the Maturity Date. Under these circumstances, you will receive a cash payment, for each $1,000 principal amount note, equal to (a) $1,000 plus (b) the Contingent Interest Payment applicable to that Review Date plus (c) any previously unpaid Contingent Interest Payments for any prior Review Dates, payable on the applicable Call Settlement Date. Even in cases where the notes are called prior to maturity, you are not entitled to any fees and commissions described on the front cover of this pricing supplement.
•	THE NOTES DO NOT GUARANTEE THE RETURN OF YOUR PRINCIPAL IF THE NOTES HAVE NOT BEEN AUTOMATICALLY CALLED — If the notes have not been automatically called, we will pay you your principal back at maturity only if a Trigger Event has not occurred. However, if the notes have not been automatically called and a Trigger Event has occurred, you will lose more than 35.75% of your principal amount at maturity and could lose up to the entire principal amount of your notes at maturity.
•	EXPOSURE TO EACH OF THE UNDERLYINGS — The return on the notes is linked to the Least Performing Underlying, which will be any of the Nikkei 225 Index, the EURO STOXX 50® Index or the iShares®MSCI Emerging Markets ETF.

The Nikkei 225 Index is a stock index that measures the composite price performance of selected Japanese stocks. The Nikkei 225 Index is based on 225 underlying stocks trading on the Tokyo Stock Exchange, Inc., which we refer to as the TSE, representing a broad cross-section of Japanese industries. All of these underlying stocks are stocks listed in the First Section of the TSE. Stocks listed in the First Section of the TSE are among the most actively traded stocks on the TSE. For additional information about the Nikkei 225 Index, see “Equity Index Descriptions ― The Nikkei 225 Index” in the accompanying underlying supplement.

The EURO STOXX 50® Index consists of 50 component stocks of market sector leaders from within the Eurozone. The EURO STOXX 50®Index and STOXX®are the intellectual property (including registered trademarks) of STOXX Limited, Zurich, Switzerland and/or its licensors (the “Licensors”), which are used under license. The notes based on the EURO STOXX 50® Index are in no way sponsored, endorsed, sold or promoted by STOXX Limited and its Licensors and neither STOXX Limited nor any of its Licensors shall have any liability with respect thereto. For additional information about the EURO STOXX 50® Index, see the information set forth under “Equity Index Descriptions — The EURO STOXX 50®Index” in the accompanying underlying supplement.

The Fund is an exchange-traded fund of iShares®, Inc., a registered investment company, that seeks to track the investment results, before fees and expenses, of an index composed of large- and mid-capitalization emerging market equities, which we refer to as the Underlying Index with respect to the Fund. The Underlying Index with respect to the Fund is currently the MSCI Emerging Markets Index. The MSCI Emerging Markets Index is a free float-adjusted market capitalization index that is designed to measure equity market performance of global emerging markets. For additional information about the Fund, see “Fund Descriptions — The iShares® ETFs” in the accompanying underlying supplement.

•	TAX TREATMENT — You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 4-I. In determining our reporting responsibilities we intend to treat (i) the notes for U.S. federal income tax purposes as prepaid forward contracts with associated contingent coupons and (ii) any Contingent Interest Payments as ordinary income, as described in the section entitled “Material U.S. Federal Income Tax Consequences — Tax Consequences to U.S. Holders — Notes Treated as Prepaid Forward Contracts with Associated Contingent Coupons” in the accompanying product supplement. Based on the advice of Davis Polk & Wardwell LLP, our special tax counsel, we believe that this is a reasonable treatment, but that there are other reasonable treatments that the IRS or a court may adopt, in which case the timing and character of any income or loss on the notes could be materially affected. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments and the relevance of factors such as the nature of the underlying property to which the instruments are linked. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially affect the tax consequences of an investment in the notes, possibly with retroactive effect. The discussions above and in the accompanying product supplement do not address the consequences to taxpayers subject to special tax accounting rules under Section 451(b) of the Code. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments and the issues presented by the notice described above.

Non-U.S. Holders — Tax Considerations. The U.S. federal income tax treatment of Contingent Interest Payments is uncertain, and although we believe it is reasonable to take a position that Contingent Interest Payments are not subject to U.S. withholding tax (at least if an applicable Form W-8 is provided), a withholding agent may nonetheless withhold on these payments (generally at a rate of 30%, subject to the possible reduction of that rate under an applicable income tax treaty), unless income from your notes is effectively connected with your conduct of a trade or business in the United States (and, if an applicable treaty so requires, attributable to a permanent establishment in

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the United States). If you are not a United States person, you are urged to consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes in light of your particular circumstances.

Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax (unless an income tax treaty applies) on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities.  Section 871(m) provides certain exceptions to this withholding regime, including for instruments linked to certain broad-based indices that meet requirements set forth in the applicable Treasury regulations (such an index, a “Qualified Index”).  Additionally, a recent IRS notice excludes from the scope of Section 871(m) instruments issued prior to January 1, 2021 that do not have a delta of one with respect to underlying securities that could pay U.S.-source dividends for U.S. federal income tax purposes (each an “Underlying Security”).  Based on certain determinations made by us, we expect that Section 871(m) will not apply to the notes with regard to Non-U.S. Holders.  Our determination is not binding on the IRS, and the IRS may disagree with this determination.  Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security.  If necessary, further information regarding the potential application of Section 871(m) will be provided in the pricing supplement for the notes.  You should consult your tax adviser regarding the potential application of Section 871(m) to the notes.

FATCA. Withholding under legislation commonly referred to as “FATCA” could apply to payments with respect to the notes that are treated as U.S.-source “fixed or determinable annual or periodical” income (“FDAP Income”) for U.S. federal income tax purposes (such as interest, if the notes are recharacterized, in whole or in part, as debt instruments, or Contingent Interest Payments if they are otherwise treated as FDAP Income). If the notes are recharacterized, in whole or in part, as debt instruments, withholding could also apply to payments of gross proceeds of a taxable disposition, including an early redemption or redemption at maturity. However, under a 2015 IRS notice, this regime will not apply to payments of gross proceeds (other than any amount treated as FDAP Income) with respect to dispositions occurring before January 1, 2019. You should consult your tax adviser regarding the potential application of FATCA to the notes.

In the event of any withholding on the notes, we will not be required to pay any additional amounts with respect to amounts so withheld.

Selected Risk Considerations

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in one or more of the Underlyings or any of the equity securities included in or held by the Underlyings. These risks are explained in more detail in the “Risk Factors” sections of the accompanying product supplement and the accompanying underlying supplement.

•	YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS — The notes do not guarantee any return of principal. If the notes have not been automatically called and a Trigger Event has occurred, you will lose 1% of your principal amount at maturity for every 1% that the Final Value of the Least Performing Underlying is less than its Initial Value. Accordingly, under these circumstances, you will lose more than 35.75% of your principal amount at maturity and could lose up to the entire principal amount of your notes at maturity.
•	THE NOTES DO NOT GUARANTEE THE PAYMENT OF INTEREST AND MAY NOT PAY ANY INTEREST AT ALL — The terms of the notes differ from those of conventional debt securities in that, among other things, whether we pay interest is linked to the performance of each Underlying. Contingent Interest Payments should not be viewed as periodic interest payments. If the notes have not been automatically called, we will make a Contingent Interest Payment with respect to a Review Date (and will pay you any previously unpaid Contingent Interest Payments for any prior Review Dates) only if the closing value of each Underlying (in the case of any Review Date other than the final Review Date) or the Final Value of each Underlying (in the case of the final Review Date) is greater than or equal to its Interest Barrier. If the notes have not been automatically called and, with respect to any Review Date, the closing value of any Underlying (in the case of any Review Date other than the final Review Date) or the Final Value of any Underlying (in the case of the final Review Date) is less than its Interest Barrier, no Contingent Interest Payment will be made with respect to that Review Date. You will not receive any unpaid Contingent Interest Payments if the closing value or Final Value, as applicable, of any Underlying on each subsequent Review Date is less than its Interest Barrier. Accordingly, if the closing value of any Underlying on each Review Date (other than the final Review Date) and the Final Value of any Underlying are less than its Interest Barrier, you will not receive any Contingent Interest Payments over the term of the notes.
•	CREDIT RISKS OF JPMORGAN FINANCIAL AND JPMORGAN CHASE & CO. — The notes are subject to our and JPMorgan Chase & Co.’s credit risks, and our and JPMorgan Chase & Co.’s credit ratings and credit spreads may adversely affect the market value of the notes. Investors are dependent on our and JPMorgan Chase & Co.’s ability to pay all amounts due on the notes. Any actual or potential change in our or JPMorgan Chase & Co.’s creditworthiness or credit spreads, as determined by the market for taking that credit risk, is likely to adversely affect the value of the notes. If we and JPMorgan Chase & Co. were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.
•	AS A FINANCE SUBSIDIARY, JPMORGAN FINANCIAL HAS NO INDEPENDENT OPERATIONS AND HAS LIMITED ASSETS — As a finance subsidiary of JPMorgan Chase & Co., we have no independent operations beyond the issuance and administration of our securities. Aside from the initial capital contribution from JPMorgan Chase & Co., substantially all of our assets relate to obligations of our affiliates to make payments under loans made

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by us or other intercompany agreements. As a result, we are dependent upon payments from our affiliates to meet our obligations under the notes. If these affiliates do not make payments to us and we fail to make payments on the notes, you may have to seek payment under the related guarantee by JPMorgan Chase & Co., and that guarantee will rank pari passu with all other unsecured and unsubordinated obligations of JPMorgan Chase & Co.

•	THE AUTOMATIC CALL FEATURE MAY FORCE A POTENTIAL EARLY EXIT — If the notes are automatically called, the amount of Contingent Interest Payments made on the notes may be less than the amount of Contingent Interest Payments that might have been payable if the notes were held to maturity, and, for each $1,000 principal amount note, you will receive on the applicable Call Settlement Date $1,000 plus the Contingent Interest Payment applicable to the relevant Review Date plus any previously unpaid Contingent Interest Payments for any prior Review Dates.
•	REINVESTMENT RISK — If your notes are automatically called, the term of the notes may be reduced to as short as approximately three months and you will not receive any Contingent Interest Payments after the applicable Call Settlement Date. There is no guarantee that you would be able to reinvest the proceeds from an investment in the notes at a comparable return and/or with a comparable interest rate for a similar level of risk in the event the notes are automatically called prior to the Maturity Date.
•	THE APPRECIATION POTENTIAL OF THE NOTES IS LIMITED, AND YOU WILL NOT PARTICIPATE IN ANY APPRECIATION IN THE VALUE OF ANY UNDERLYING — The appreciation potential of the notes is limited to the sum of any Contingent Interest Payments that may be paid over the term of the notes, regardless of any appreciation of any Underlying, which may be significant. You will not participate in any appreciation of any Underlying. Accordingly, the return on the notes may be significantly less than the return on a direct investment in any Underlying during the term of the notes.
•	POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and as an agent of the offering of the notes, hedging our obligations under the notes and making the assumptions used to determine the pricing of the notes and the estimated value of the notes when the terms of the notes are set, which we refer to as the estimated value of the notes. In performing these duties, our and JPMorgan Chase & Co.’s economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes. In addition, our and JPMorgan Chase & Co.’s business activities, including hedging and trading activities, could cause our and JPMorgan Chase & Co.’s economic interests to be adverse to yours and could adversely affect any payment on the notes and the value of the notes. It is possible that hedging or trading activities of ours or our affiliates in connection with the notes could result in substantial returns for us or our affiliates while the value of the notes declines. Please refer to “Risk Factors — Risks Relating to Conflicts of Interest” in the accompanying product supplement for additional information about these risks.
•	YOU ARE EXPOSED TO THE RISK OF DECLINE IN THE VALUE OF EACH UNDERLYING — Your return on the notes and your payment at maturity, if any, is not linked to a basket consisting of the Underlyings. If the notes have not been automatically called, your payment at maturity is contingent upon the performance of each individual Underlying such that you will be equally exposed to the risks related to each of the Underlyings. The performance of the Underlyings may not be correlated. Poor performance by any of the Underlyings over the term of the notes may negatively affect whether you will receive a Contingent Interest Payment on any Interest Payment Date and your payment at maturity and will not be offset or mitigated by positive performance by any other Underlying. Accordingly, your investment is subject to the risk of decline in the value of each Underlying.
•	THE BENEFIT PROVIDED BY THE TRIGGER LEVEL MAY TERMINATE ON THE FINAL REVIEW DATE — If the Final Value of any Underlying is less than its Trigger Level (i.e., a Trigger Event occurs) and the notes have not been automatically called, the benefit provided by the Trigger Level will terminate and you will be fully exposed to any depreciation of the Least Performing Underlying from its Initial Value to its Final Value.
•	YOUR PAYMENT AT MATURITY WILL BE DETERMINED BY THE LEAST PERFORMING UNDERLYING — Because the payment at maturity will be determined based on the performance of the Least Performing Underlying, you will not benefit from the performance of any other Underlying. Accordingly, if the notes have not been automatically called and a Trigger Event has occurred, you will lose some or all of your principal amount at maturity, even if the Final Value of any other Underlying is greater than or equal to its Initial Value.
•	THE ESTIMATED VALUE OF THE NOTES WILL BE LOWER THAN THE ORIGINAL ISSUE PRICE (PRICE TO PUBLIC) OF THE NOTES — The estimated value of the notes is only an estimate determined by reference to several factors. The original issue price of the notes will exceed the estimated value of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. See “The Estimated Value of the Notes” in this pricing supplement.
•	THE ESTIMATED VALUE OF THE NOTES DOES NOT REPRESENT FUTURE VALUES OF THE NOTES AND MAY DIFFER FROM OTHERS’ ESTIMATES — The estimated value of the notes is determined by reference to internal pricing models of our affiliates when the terms of the notes are set. This estimated value of the notes is based on market conditions and other relevant factors existing at that time and assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions could provide valuations for the notes that are greater than or less than the estimated value of the notes. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the notes could change significantly based on, among other things, changes in market conditions, our or JPMorgan Chase & Co.’s creditworthiness, interest rate movements and

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other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy notes from you in secondary market transactions. See “The Estimated Value of the Notes” in this pricing supplement.

•	THE ESTIMATED VALUE OF THE NOTES IS DERIVED BY REFERENCE TO AN INTERNAL FUNDING RATE — The internal funding rate used in the determination of the estimated value of the notes is based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed-rate debt of JPMorgan Chase & Co. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the notes and any secondary market prices of the notes. See “The Estimated Value of the Notes” in this pricing supplement.
•	THE VALUE OF THE NOTES AS PUBLISHED BY JPMS (AND WHICH MAY BE REFLECTED ON CUSTOMER ACCOUNT STATEMENTS) MAY BE HIGHER THAN THE THEN-CURRENT ESTIMATED VALUE OF THE NOTES FOR A LIMITED TIME PERIOD — We generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our internal secondary market funding rates for structured debt issuances. See “Secondary Market Prices of the Notes” in this pricing supplement for additional information relating to this initial period. Accordingly, the estimated value of your notes during this initial period may be lower than the value of the notes as published by JPMS (and which may be shown on your customer account statements).
•	SECONDARY MARKET PRICES OF THE NOTES WILL LIKELY BE LOWER THAN THE ORIGINAL ISSUE PRICE OF THE NOTES — Any secondary market prices of the notes will likely be lower than the original issue price of the notes because, among other things, secondary market prices take into account our internal secondary market funding rates for structured debt issuances and, also, because secondary market prices (a) exclude selling commissions and (b) may exclude projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the notes. As a result, the price, if any, at which JPMS will be willing to buy notes from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the Maturity Date could result in a substantial loss to you. See the immediately following risk consideration for information about additional factors that will impact any secondary market prices of the notes.

The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity. See “— Lack of Liquidity” below.

•	SECONDARY MARKET PRICES OF THE NOTES WILL BE IMPACTED BY MANY ECONOMIC AND MARKET FACTORS — The secondary market price of the notes during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, projected hedging profits, if any, estimated hedging costs and the values of the Underlyings, including:
•	any actual or potential change in our or JPMorgan Chase & Co.’s creditworthiness or credit spreads;
•	customary bid-ask spreads for similarly sized trades;
•	our internal secondary market funding rates for structured debt issuances;
•	the actual and expected volatility in the values of the Underlyings;
•	the time to maturity of the notes;
•	whether the closing value of any Underlying or Final Value, as applicable, has been, or is expected to be, less than its Interest Barrier on any Review Date and whether a Trigger Event is expected to occur;
•	the likelihood of an automatic call being triggered;
•	the dividend rates on the Fund and the equity securities included in or held by the Underlyings;
•	interest and yield rates in the market generally;
•	the exchange rates and the volatility of the exchange rates between the U.S. dollar and each of the currencies in which the equity securities included in the Indices or held by the Fund trade and the correlation among those rates and the level of the Indices and the price of one share of the Fund;
•	the occurrence of certain events relating to the Fund that may or may not require an adjustment to the Share Adjustment Factor; and
•	a variety of other economic, financial, political, regulatory and judicial events.

Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the notes, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the notes, if any, at which JPMS may be willing to purchase your notes in the secondary market.

•	NO DIVIDENDS OR VOTING RIGHTS — As a holder of the notes, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the Fund or the securities included in the or held by the Underlyings would have.
•	NON-U.S. SECURITIES RISK WITH RESPECT TO THE UNDERLYINGS — The equity securities included in the Indices or held by the Fund have been issued by non-U.S. companies. Investments in securities linked to the value of such non-U.S. equity securities involve risks associated with the securities markets in the home countries of the issuers of those non-U.S. equity securities, including risks of volatility in those markets, governmental intervention in those markets and cross shareholdings in companies in certain countries. Also, there is generally less publicly

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available information about companies in some of these jurisdictions than there is about U.S. companies that are subject to the reporting requirements of the SEC.

•	NO DIRECT EXPOSURE TO FLUCTUATIONS IN FOREIGN EXCHANGE RATES WITH RESPECT TO THE INDICES — The value of your notes will not be adjusted for exchange rate fluctuations between the U.S. dollar and the currencies in which the equity securities included in the Indices are denominated, although any currency fluctuations could affect the performance of the Indices. Therefore, if the applicable currencies appreciate or depreciate relative to the U.S. dollar over the term of the notes, you will not receive any additional payment or incur any reduction in any payment on the notes.
•	THERE ARE RISKS ASSOCIATED WITH THE FUND — Although the shares of the Fund are listed for trading on a securities exchange and a number of similar products have been traded on securities exchanges for varying periods of time, there is no assurance that an active trading market will continue for the shares of the Fund or that there will be liquidity in the trading market. The Fund is subject to management risk, which is the risk that the investment strategies of the Fund’s investment adviser, the implementation of which is subject to a number of constraints, may not produce the intended results. These constraints could adversely affect the market price of the shares of the Fund, and consequently, the value of the notes.
•	THE PERFORMANCE AND MARKET VALUE OF THE FUND, PARTICULARLY DURING PERIODS OF MARKET VOLATILITY, MAY NOT CORRELATE WITH THE PERFORMANCE OF THE FUND’S UNDERLYING INDEX AS WELL AS THE NET ASSET VALUE PER SHARE — The Fund does not fully replicate its Underlying Index and may hold securities different from those included in its Underlying Index. In addition, the performance of the Fund will reflect additional transaction costs and fees that are not included in the calculation of its Underlying Index. All of these factors may lead to a lack of correlation between the performance of the Fund and its Underlying Index. In addition, corporate actions with respect to the equity securities underlying the Fund (such as mergers and spin-offs) may impact the variance between the performances of the Fund and its Underlying Index. Finally, because the shares of the Fund are traded on a securities exchange and are subject to market supply and investor demand, the market value of one share of the Fund may differ from the net asset value per share of the Fund.

During periods of market volatility, securities underlying the Fund may be unavailable in the secondary market, market participants may be unable to calculate accurately the net asset value per share of the Fund and the liquidity of the Fund may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares of the Fund. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares of the Fund. As a result, under these circumstances, the market value of shares of the Fund may vary substantially from the net asset value per share of the Fund. For all of the foregoing reasons, the performance of the Fund may not correlate with the performance of its Underlying Index as well as the net asset value per share of the Fund, which could materially and adversely affect the value of the notes in the secondary market and/or reduce any payment on the notes.

•	EMERGING MARKETS RISK WITH RESPECT TO THE FUND — The equity securities held by the Fund have been issued by non-U.S. companies located in emerging markets countries. Countries with emerging markets may have relatively unstable governments, may present the risks of nationalization of businesses, restrictions on foreign ownership and prohibitions on the repatriation of assets, and may have less protection of property rights than more developed countries. The economies of countries with emerging markets may be based on only a few industries, may be highly vulnerable to changes in local or global trade conditions, and may suffer from extreme and volatile debt burdens or inflation rates. Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times.
•	THE NOTES ARE SUBJECT TO CURRENCY EXCHANGE RISK WITH RESPECT TO THE FUND — Because the prices of the equity securities held by the Fund are converted into U.S. dollars for purposes of calculating the net asset value of the Fund, your notes will be exposed to currency exchange rate risk with respect to each of the currencies in which the equity securities held by the Fund trade. Your net exposure will depend on the extent to which those currencies strengthen or weaken against the U.S. dollar and the relative weight of the equity securities held by the Fund denominated in those currencies. If, taking into account the relevant weighting, the U.S. dollar strengthens against those currencies, the price of the Fund will be adversely affected and any payment on the notes may be reduced. Of particular importance to potential currency exchange risk are:
•	existing and expected rates of inflation;
•	existing and expected interest rate levels;
•	the balance of payments in the countries issuing those currencies and the United States and between each country and its major trading partners;
•	political, civil or military unrest in the countries issuing those currencies and the United States; and
•	the extent of government surpluses or deficits in the countries issuing those currencies and the United States.

All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of countries issuing those currencies and the United States and other countries important to international trade and finance.

•	THE ANTI-DILUTION PROTECTION FOR THE FUND IS LIMITED — The calculation agent will make adjustments to the Share Adjustment Factor for certain events affecting the shares of the Fund. However, the calculation agent will not make an adjustment in response to all events that could affect the shares of the Fund. If an event occurs that

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does not require the calculation agent to make an adjustment, the value of the notes may be materially and adversely affected.

•	VOLATILITY RISK — Greater expected volatility with respect to an Underlying indicates a greater likelihood as of the Pricing Date that the closing value of that Underlying on a Review Date (other than the final Review Date) or the Final Value of that Underlying could be less than its Interest Barrier and/or that a Trigger Event could occur. An Underlying’s volatility, however, can change significantly over the term of the notes. The closing value of an Underlying could fall sharply on any day during the term of the notes, which could result in your not receiving any Contingent Interest Payment or a significant loss of principal, or both.
•	LACK OF LIQUIDITY — The notes will not be listed on any securities exchange. JPMS intends to offer to purchase the notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes.
•	THE FINAL TERMS AND VALUATION OF THE NOTES WILL BE PROVIDED IN THE PRICING SUPPLEMENT — The final terms of the notes will be based on relevant market conditions when the terms of the notes are set and will be provided in the pricing supplement. In particular, each of the estimated value of the notes and the Contingent Interest Payment will be provided in the pricing supplement and each may be as low as the applicable minimum set forth on the cover of this pricing supplement. Accordingly, you should consider your potential investment in the notes based on the minimums for the estimated value of the notes and the Contingent Interest Payment.

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Historical Information

The following graphs show the historical weekly performance of the Nikkei 225 Index, the EURO STOXX 50®Index and the Fund from January 4, 2013 through September 14, 2018. The closing value of the Nikkei 225 Index on September 20, 2018 was 23,674.93. The closing value of the EURO STOXX 50® Index on September 20, 2018 was 3,403.12. The closing value of the Fund on September 20, 2018 was $43.03.

We obtained the various closing values of the Underlyings above and below from Bloomberg Professional®service (“Bloomberg”), without independent verification. The closing values of the Fund above and below may have been adjusted by Bloomberg for actions taken by the Fund, such as stock splits. The historical values of each Underlying should not be taken as an indication of future performance, and no assurance can be given as to the closing value of any Underlying on the Pricing Date or any Review Date or Ending Averaging Date. There can be no assurance that the performance of the Underlyings will result in the return of any of your principal amount or the payment of any interest.

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The Estimated Value of the Notes

The estimated value of the notes set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the notes, valued using the internal funding rate described below, and (2) the derivative or derivatives underlying the economic terms of the notes. The estimated value of the notes does not represent a minimum price at which JPMS would be willing to buy your notes in any secondary market (if any exists) at any time. The internal funding rate used in the determination of the estimated value of the notes is based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed-rate debt of JPMorgan Chase & Co. For additional information, see “Selected Risk Considerations — The Estimated Value of the Notes Is Derived by Reference to an Internal Funding Rate” in this pricing supplement. The value of the derivative or derivatives underlying the economic terms of the notes is derived from internal pricing models of our affiliates. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, the estimated value of the notes is determined when the terms of the notes are set based on market conditions and other relevant factors and assumptions existing at that time. See “Selected Risk Considerations — The Estimated Value of the Notes Does Not Represent Future Values of the Notes and May Differ from Others’ Estimates” in this pricing supplement.

The estimated value of the notes will be lower than the original issue price of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. We or one or more of our affiliates will retain any profits realized in hedging our obligations under the notes. See “Selected Risk Considerations — The Estimated Value of the Notes Will Be Lower Than the Original Issue Price (Price to Public) of the Notes” in this pricing supplement.

Secondary Market Prices of the Notes

For information about factors that will impact any secondary market prices of the notes, see “Selected Risk Considerations — Secondary Market Prices of the Notes Will Be Impacted by Many Economic and Market Factors” in this pricing supplement. In addition, we generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period that is intended to be the shorter of six months and one-half of the stated term of the notes. The length of any such initial period reflects the structure of the notes, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the notes and when these costs are incurred, as determined by our affiliates. See “Selected Risk Considerations — The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than the Then-Current Estimated Value of the Notes for a Limited Time Period.”

Supplemental Use of Proceeds

The notes are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the notes. See “What Are the Payments on the Notes, Assuming a Range of Performances for the Least Performing Underlying?” and “Hypothetical Examples of Amounts Payable on the Notes” in this pricing supplement for an illustration of

JPMorgan Structured Investments — Auto Callable Contingent Interest Notes Linked to the Least Performing of the S&P 500®Index, the Russell 2000®Index and the S&P®Banks Select IndustryTM Index	PS-12

the risk-return profile of the notes and “Selected Purchase Considerations — Exposure to Each of the Underlyings” in this pricing supplement for a description of the market exposure provided by the notes.

The original issue price of the notes is equal to the estimated value of the notes plus the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes, plus the estimated cost of hedging our obligations under the notes.

Supplemental Plan of Distribution

We expect that delivery of the notes will be made against payment for the notes on or about the Original Issue Date set forth on the front cover of this pricing supplement, which will be the third business day following the Pricing Date of the notes (this settlement cycle being referred to as “T+3”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on any date prior to two business days before delivery will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisors.

JPMorgan Structured Investments — Auto Callable Contingent Interest Notes Linked to the Least Performing of the Nikkei 225 Index, the EURO STOXX 50®Index and the iShares®MSCI Emerging Markets ETF	PS-13